Exhibit 10.2
SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS
     This Settlement Agreement and Release of Claims (“Settlement Agreement”) is entered into on this 3rd day of April, 2009 (“Effective Date”), by and between Kevin P. Collins (“Collins”) and Key Energy Services, Inc. (“Key”).
     WHEREAS, on or about July 1, 1996, Key granted 50,000 stock options to Collins, with an exercise price of $8.3125 per share and an expiration date of July 1, 2006, and on or about April 16, 1997, Key granted 20,000 stock options to Collins, with an exercise price of $13.25 per share and an expiration date of April 16, 2007 (collectively referred to as the “70,000 Options”);
     WHEREAS, in March of 2004, Key announced that it would not be able to complete its Securities and Exchange Commission (“SEC”) 10-K report on a timely basis due to problems in the accounting for fixed assets and as a result, Key lost its registration statement and certain trading restrictions were immediately imposed upon it;
     WHEREAS, on or about April 8, 2004, Key advised all option holders, including Collins, that because Key did not have an effective registration with the SEC, it could not allow the exercise of stock options;
     WHEREAS, option holders were unable to exercise stock options from April 8, 2004 until September, 26, 2007; and
     WHEREAS, the 70,000 Options expired before Collins was able to exercise.
     NOW THEREFORE, in consideration of the foregoing and mutual promises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

     1. Consideration. Within ten (10) business days after the Effective Date, Key shall pay to Collins the total sum of $194,973.75 (the “Settlement Payment”). Payment shall be made by [INSERT PAYMENT INSTRUCTIONS].
     2. Release. Upon execution of this Settlement Agreement and payment of the Settlement Payment, Collins, individually and on behalf of his spouse, heirs, beneficiaries, agents, estates, executors, administrators, personal representatives, successors and assigns, and anyone else who claims rights against Key through or as a result of any relationship with Collins, fully, finally and forever releases, discharges and covenants not to sue Key, its parent, subsidiaries, affiliated companies, partners and joint venturers, their respective predecessors, successors, successors-in-interest and assigns, and the respective officers, directors, employees, agents, representatives, insurers and attorneys of any of the foregoing from any and all claims, demands and suits, whether known or unknown, asserted or unasserted, suspected or unsuspected, regardless of the legal theory, existing now or arising in the future related to the 70,000 Options, but only with respect to or by reason of any event, known or unknown, which occurred prior to the Effective Date of this Settlement Agreement.
     3. No Admission of Liability. This Settlement Agreement represents the settlement of disputed claims and does not constitute and shall not be construed as an admission of liability or of wrongdoing by either party.
     4. Taxes. Collins understands and agrees that he is fully responsible for all tax obligations, if any, on any consideration or payment made pursuant to this Settlement Agreement and that he exclusively shall be liable for the payment of any and all federal, state and local taxes which may be determined to be due as a result of any consideration or payment made pursuant to this Settlement Agreement. Collins further agrees to fully indemnify and hold harmless Key from payment of any and all taxes, interest or penalties that may be required of Key by any government agency or taxing authority at any time that may be assessed against Key in connection with any payment to Collins or consideration received by Collins pursuant to this Settlement Agreement. Collins further acknowledges that neither Key, nor any of its representatives or attorneys, have made any promise, representation or warranty, express or implied regarding the tax consequences of any consideration or payment made to Collins pursuant to this Settlement Agreement.
     5. Counterparts. This Settlement Agreement may be executed in counterparts, each of which is hereby deemed an original, but all of which together shall constitute one and the same instrument.
     6. Entire Agreement. This Settlement Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof. No agreements, covenants, representations or warranties, express or implied, oral or written, other than those expressed within this Settlement Agreement are enforceable. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants, and warranties relating to the subject matter of this Settlement Agreement are waived, merged herein and superseded hereby. The parties represent that they are not relying on any statement, promise or inducement concerning the terms or effect of this Settlement Agreement, other than those contained herein. Any modification or waiver of, deletion or addition to the terms of this Settlement Agreement must be in writing, mutually agreed upon and signed by or on behalf of all parties hereto.

     7. Authority. The parties warrant and represent that each has the power and authority to enter into this Settlement Agreement and that this Settlement Agreement is valid, binding and enforceable.
     8. Interpretation. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to principles of conflicts of law. This Settlement Agreement has been prepared by the joint efforts of counsel for the parties hereto. Any authority for the proposition that ambiguities should be construed against the drafter of any provision deemed to be ambiguous shall therefore have no application to the interpretation of this Settlement Agreement. All parties acknowledge that they have read the Settlement Agreement, have had adequate time to discuss its terms and effect with their counsel, and have discussed its terms and effect with their counsel. All parties acknowledge that they fully understand the terms and conditions of this Settlement Agreement and the meaning and import thereof and that their execution of this Settlement Agreement is with the advice of their counsel and of their own free will. Paragraph headings and captions are for convenience only and are not intended to alter or affect the contents of the paragraphs.
THIS SETTLEMENT AGREEMENT HAS BEEN EXECUTED BY THE UNDERSIGNED ON THE DATES INDICATED BELOW:

/s/ KEVIN P. COLLINS		Date: 4/3/09
KEVIN P. COLLINS

KEY ENERGY SERVICES, INC.		Date: 4/3/09
By:	/s/ KIMBERLY R. FRYE
Kimberly R. Frye
Senior Vice President, Secretary, and General Counsel

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